                                                                     EXHIBIT 5.1



FOLEY HOAG LLP
ATTORNEYS AT LAW


July 31, 2003




Charles River Associates Incorporated
200 Clarendon Street
Boston, MA 02116

Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-3 (Registration No. 333-107033) as amended (the "Registration Statement"), filed by Charles River Associates Incorporated, a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by the Company of 400,000 shares (together with any Over-Allotment Shares offered by the Company, the "Company Shares") of its Common Stock, without par value (the "Common Stock"), to be issued by the Company; the proposed public offering by certain stockholders and optionholders of the Company (the "Selling Stockholders") of an aggregate of 1,661,000 additional shares (together with any Over-Allotment Shares offered by the Selling Stockholders, the "Stockholder Shares") of such Common Stock; and the proposed public offering, assuming the exercise in full of the over-allotment option described in the Registration Statement, by some combination of the Company and/or the Selling Stockholders of 309,150 additional shares (the "Over-Allotment Shares") of such Common Stock. The Stockholder Shares include certain shares now issued and outstanding and certain shares issuable and to be issued upon the exercise of now outstanding options to purchase Common Stock (the "Options").

     We are familiar with the Company's Articles of Organization and all amendments thereto and restatements thereof, its By-Laws and all amendments thereto and restatements thereof, the records of meetings and consents of its Board of Directors and of its stockholders provided to us by the Company, and its stock records. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     Based on the foregoing, it is our opinion that:

Charles River Associates Incorporated
July 31, 2003
Page 2


     1. The Company has corporate power adequate for the issuance of the Company Shares in accordance with the Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Company Shares. When certificates for the Company Shares have been duly executed and countersigned, and delivered against due receipt of consideration therefor as described in the Registration Statement, the Company Shares will be legally issued, fully paid and non-assessable.

     2. Upon the exercise of the Options and receipt by the Company of the exercise price therefor, and upon the due execution, countersignature and delivery of certificates for the Stockholder Shares, the Stockholder Shares will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.



                                  Sincerely,


                                  FOLEY HOAG LLP


                                  By:  /s/ WILLIAM R. KOLB
                                     ----------------------------------------
                                     a Partner